EXHIBIT 23.4
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Science Applications International Corporation of our report dated March 2, 2018 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Engility Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017.  We also consent to the references to us under the headings “Experts” and “Selected Historical Consolidated Financial Data of Engility” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
McLean, Virginia
December 3, 2018